UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 20, 2006
Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT		06156
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(860) 273-0123

Former name or former address, if changed since last report:		Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On January 20, 2006, Aetna Inc. (“Aetna”) entered into an amended and restated unsecured $1 billion, five-year revolving credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and the 20 lender parties thereto led by JPMCB, Bank of America, N.A., Citibank N.A., Deutsche Bank AG New York Branch, and Wachovia Bank, N.A. The New Credit Agreement amends, restates and supercedes Aetna’s $800 million five-year revolving credit agreement, dated as of November 19, 2004, among Aetna, JPMCB, as administrative agent, and the 17 lender parties thereto (the “the Prior Credit Agreement”). The Prior Credit Agreement was Exhibit 99.1 to Aetna’s Form 8-K filed on November 23, 2004 and was scheduled to expire on November 19, 2009.
The New Credit Agreement is summarized in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.
The administrative agent and certain of the lender parties to the New Credit Agreement perform normal banking, investment banking and/or advisory services for Aetna and its affiliates from time to time for which they have received customary fees and expenses.
A copy of the New Credit Agreement is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The New Credit Agreement provides for the granting of revolving loans and the issuance of letters of credit at Aetna’s request, up to a maximum aggregate amount outstanding of $1 billion. Aetna has the option to expand the lenders’ aggregate commitments under the New Credit Agreement to a maximum of $1.35 billion, subject to certain conditions precedent. The maximum aggregate amount of outstanding letters of credit under the New Credit Agreement is limited to $150 million. Outstanding letters of credit count as usage of the available commitments under the New Credit Agreement.
The New Credit Agreement expires January 20, 2011, however that expiration date may be extended by one year on each January 20 for the commitments under the New Credit Agreement represented by lenders consenting to such extension, subject to certain conditions precedent. Various interest rate options are available under the New Credit Agreement. Any revolving borrowings mature on the termination date of the New Credit Agreement. Aetna pays facility fees on the lenders’ aggregate commitments under the facility ranging from 0.05% to 0.175% per annum, depending on Aetna’s long-term senior unsecured debt rating. The facility fee at January 20, 2006 is at an annual rate of 0.08%.
The New Credit Agreement contains customary representations, warranties and covenants, including a financial covenant, for a transaction of this type. Under the terms of the facility, Aetna is required to maintain its ratio of total debt to consolidated capitalization as of each fiscal quarter ending on or after December 31, 2005 at or below 0.40 to 1.00. For this purpose, consolidated capitalization means the sum of shareholders’ equity, excluding any minimum pension liability adjustment and any net unrealized capital gains and losses, plus total debt.
The New Credit Agreement also contains customary events of default, including a cross default provision and a change of control provision. If an event of default occurs that is not otherwise waived or cured, lenders holding a specified percentage of the commitments or outstanding loans may terminate the obligations of the lenders to make loans under the New Credit Agreement and the obligations of the issuing banks to issue letters of credit and/or may declare the loans outstanding under the New Credit Agreement to be due and payable. Such termination and acceleration will occur automatically in the event of a bankruptcy default.
The foregoing summary of the New Credit Agreement is not complete and is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference. You are encouraged to read the New Credit Agreement.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	$1,000,000,000 Amended and Restated Five-Year Credit Agreement Dated as of January 20, 2006.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AETNA INC.

Date: January 23, 2006	By: /s/ Ronald M. Olejniczak

Name: Ronald M. Olejniczak
Title: Vice President and Controller